EXHIBIT 23

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110661, 333-47659, and 333-47661 on Form S-8 of our reports dated August 3, 2005 relating to the financial statements and financial statement schedules of Worldwide Restaurant Concepts, Inc. (which report expresses an unqualified opinion on those financial statements and financial statement schedules and included an explanatory paragraph regarding the entering into a definitive merger agreement with Pacific Equity Partners to acquire all of the outstanding capital stock of Worldwide Restaurant Concepts, Inc.) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Worldwide Restaurant Concepts, Inc. for the year ended April 30, 2005.

/s/ Deloitte & Touche LLP
Los Angeles, California

August 3, 2005